Exhibit 10.1

October 3, 2017

Mr. Bryan Everett

Senior Executive Vice President, Chief Operating Officer of Rite Aid Stores

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

RE:         Agreement dated as of June 22, 2015 by and between Rite Aid Corporation (the “Company”) and Bryan Everett (the “Executive”), as amended from time to time (the “Agreement”)

Dear Bryan:

As you are aware, the Company had previously promoted you to the position of Senior Executive Vice President, Chief Operating Officer of Rite Aid Stores.  Accordingly, I am pleased to provide you with this letter in order to update the Agreement to reflect your current terms.

In consideration of your appointment and of other good and valuable consideration, the receipt of which is acknowledged:

1.                                      Section 2.1 (“Generally”) is hereby amended by deleting the term “Executive Vice President of Store Operations” and replacing it with the term “Senior Executive Vice President, Chief Operating Officer of Rite Aid Stores” in the first sentence of Section 2.1.

2.                                      Section 3.1 (“Base Salary”) is hereby amended by deleting the term “Four Hundred Fifty Thousand Dollars ($450,000)” and replacing it with the term “Six Hundred Thousand Dollars ($600,000).”

3.                                      Section 3.2 (“Annual Performance Bonus”) is hereby amended by deleting the second sentence in its entirety and replacing it with the following sentence:

For the current fiscal year (Fiscal Year 2018), Executive’s annual bonus opportunity pursuant to such plan shall be equal to one hundred percent (100%) (the “Annual Target Bonus”) of Base Salary; provided, that Executive’s annual bonus opportunity for the portion of Fiscal Year 2018 prior to September 1 shall be equal to seventy-five percent (75%) of Base Salary.

4.                                      Section 3.3 (“Equity Awards”) is hereby amended by (i) deleting each instance of the term “one hundred fifty percent (150%)” and replacing it with the term “two hundred percent (200%)” and (ii) deleting the following phrase in its entirety “; provided that if the Effective Date occurs following the Company’s regular grant date with respect to FY16 LTIP awards in June 2015, Executive’s FY16 LTIP award shall be granted as of the Effective Date” (it being understood and agreed that, for the purposes of this amendment, the next regular grant date shall occur in Fiscal Year 2019).

5.                                      Section 5.3(a)(ii) (“Compensation Upon Termination of Executive’s Employment by the Company Other Than for Cause or by Executive for Good Reason”) is hereby amended by deleting clause (ii) and replacing it with the following provision:

(ii) an amount equal to two (2) times the sum of Executive’s then Base Salary plus Annual Target Bonus as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of two (2) years following the date that the release of claims (referred to below) becomes irrevocable (provided, if as of the date of termination the release of claims could become irrevocable in either of two taxable years of Executive, payments will not commence before the first day of the later such taxable year), and

6.                                      Section 5.7 (“Change in Control Best Payments Determination”) is hereby deleted in its entirety and replaced with the following provision:

Change in Control Best Payments Determination.  Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code (the “Excise Tax”), then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the Excise Tax.  For purposes of this Section 5.7, the determination of whichever amount is greater on an after-tax basis shall be (x) based on maximum federal, state and local income and employment tax rates and the Excise Tax that would be imposed on Executive and (y) made at the Company’s expense by independent accountants selected by the Company and Executive (which may be the Company’s income tax return preparers if Executive so agrees) which determination shall be binding on both Executive and the Company. Any such reduction as may apply under this Section 5 7 shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will next be reduced pro-rata.

7.                                      The following provision is hereby added to the Agreement as a new Section 6.3:

Defend Trade Secrets Act.  Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

If you are in agreement with the changes described in the above paragraphs, please sign both copies of this letter below where indicated, returning one copy to me and retaining one copy for your records.

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Sincerely,

Rite Aid Corporation

By:
Name: James J. Comitale
Title: Senior Vice President & General Counsel

Agreed:

Bryan Everett